As Filed with the Securities and Exchange Commission on the 10th day of September, 2001
                                                      Registration No.    -
                                                                      ----  ----

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        FORM SB-2, REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            Visitel Enterprises Corp.
                 (Name of small business issuer in its charter)

Delaware                                 8351                     65-1016629
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employee
of incorporation or            Classification Code Number)   Identification No.)
organization)

                        2700 N. Military Trail Suite 100
                            Boca Raton, Florida 33431
                        (Address and telephone number of
               principal executive offices and place of business)

                              Thad Pryor, President
                            Visitel Enterprises Corp.
                        2700 N. Military Trail Suite 100
                            Boca Raton, Florida 33431
                          (Name, address and telephone
                          number of agent for service)

                                   Copies to:

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                            New York, New York 10022
                          Telephone No.: (212) 486-2500
                          Facsimile No.: (212) 486-0701

      Approximate date of proposed sale to the public:

      As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         Calculation of Registration Fee

-------------------------------------------------------------------------------------------------------------
                                                  Proposed             Proposed
Title of                                          Maximum              Maximum
securities to               Amount to be          Offering Price       Aggregate             Amount of
be registered               Registered            Per Share (1)        Offering Price        Registration Fee
-------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.001 (2)             2,500,000               $1.00               $2,500,000             $625.00
-------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.001 (3)               738,875               $1.00               $738,875               $184.72
-------------------------------------------------------------------------------------------------------------
                                                                       Total
Total                        3,238,875                                 Registration Fee         $809.72
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2)   Offered by us.
(3) Offered by the persons named in this prospectus under the caption "Selling Stockholders".

      This prospectus relates to 3,238,875 shares of our common stock, of which 738,875 shares are owned, as of August 8, 2001, by the persons named in this prospectus under the caption "selling stockholders". The shares of our common stock may be sold directly or through brokers or dealers. The 738,875 shares may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or through other commonly used methods to trade publicly available stock, at market prices prevailing at the time of sale or negotiated prices. Up to 2,500,000 shares of our common stock are being sold by us, on a self-underwritten, best efforts basis, with no minimum. Our offering will commence on the date of this prospectus and will continue until the earlier of May 31, 2002, all of the shares offered are sold, or we otherwise terminate the offering.

      We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2001

Prospectus

                                3,238,875 shares

                            Visitel Enterprises Corp.

                                  Common Stock

      This is the first public offering of our securities. The common stock available for sale as a result of this prospectus will be sold by us and current stockholders. We will not receive any money from the sale of our common stock by the selling stockholders.

      Prior to this offering, there has been no public market for our common stock. We have not applied yet to have our common stock quoted on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers, Inc. If an application is not filed or if our application to have our common stock quoted on the OTC Bulletin Board is not approved, there will be no trading market for our common stock. The shares will be priced based upon bid and ask quotes submitted by broker-dealers.

      A total of up to 3,238,875 shares may be sold pursuant to this prospectus. This includes 2,500,000 shares of our common stock, which as of the date of this Prospectus, have not been issued. Such shares are being offered by us, using our officers, directors, and broker-dealers on a self-underwritten, best efforts basis with no minimum investment requirement. We may receive little or no funds from this offering. The funds that we receive from this offering will not be placed into an escrow account. We are not engaging underwriters for this offering. The remaining 738,875 shares may be sold pursuant to this prospectus by the persons named in this prospectus under the caption "Selling Stockholders".

                              --------------------

      An investor should read the Risk Factors section of this prospectus, commencing on page 6 before deciding whether to invest in these securities.

                               -------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is          ,  2001

                                TABLE OF CONTENTS

Prospectus summary...........................................................3

Summary financial information................................................4

Risk factors.................................................................6

Use of proceeds..............................................................13

Capitalization...............................................................14

Management's Plan of Operations..............................................15

Business.....................................................................17

Dividend policy..............................................................20

Employees....................................................................21

Officers and Directors.......................................................21

Executive compensation.......................................................22

Indemnification of Directors and Officers....................................22

Principal stockholders.......................................................23

Plan of distribution.........................................................24

Description of the securities................................................29

Legal matters................................................................31

Experts......................................................................31

Available information........................................................31

Index to financial statements................................................F-1

                               Prospectus Summary

      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully.

Our business

      We are currently a developmental stage company with no operating history. We are a Delaware corporation engaged indirectly in the business of designing, building and/or owning childcare facilities. We have entered into joint ventures with third parties to design, build and/or own childcare facilities. We may, in the future directly engage in the business of designing, building and/or owning childcare facilities; we do not intend to presently do so.

      We have entered into a Joint Venture Agreement with COA Development Corp., a Delaware corporation. COA Development intends to design, build, and/or own childcare facilities; it does not operate any of the facilities which it owns or is developing. COA Development has leased the childcare facilities which it owns or is developing to Children of America, Inc. Thad Pryor, our sole officer and director, is also the officer and director of COA Development and Children of America, Inc. and he controls both us and COA Development. FMC Group, Inc., which is a stockholder of 44.67% of our common stock, is owned by Paul Michelin with his wife as joint tenants with the right of survivorship. Paul Michelin is also an officer and director of COA Development.

      As of July 1, 2001, we and COA Development each own a fifty (50%) percent interest in Tren Properties LC, a limited liability company formed under the laws of the Commonwealth of Virginia, which owns property known as Doc Stone Commons which is located in Stafford, Virgina. As of September 29, 2000, Tren Properties leased Doc Stone Commons to Children of America, which operates a childcare facility on the leased premises.

      We may, in the future, enter into additional joint ventures with companies similar to COA Development, which may or may not be affiliated with COA Development and our management and controlling shareholders, for the purpose of engaging indirectly in the business of designing, building and/or owning childcare facilities. We, COA Development and any other joint venture partners may decide to sell or lease the childcare facilities designed, built and owned through our joint venture with COA Development or any other joint ventures or our interest in such joint ventures to third parties.

      We will not receive any proceeds from the sale of the 738,875 shares of our common stock by the selling stockholders. We will use the net proceeds of the offering of 2,500,000 shares of our common stock to invest in future joint ventures in the childcare facility industry and to fund our participation in our joint venture with COA Development and other joint ventures. We contemplate that our funds will be utilized for required purposes, including but not limited to, designing, building and/or owning childcare facilities and for working capital and general corporate purposes. In return for our funding of our joint venture with COA Development, we will have the right to receive up to fifty (50%) percent of COA Development's interest in childcare facilities which it is developing by agreeing to pay our pro rata share of all of COA Development's expenses with respect to each childcare facility. Our percentage of interest in each facility will be equal to the percentage of the total funds which are supplied by us.

      Our executive offices are located at 2700 N. Military Trail, Suite 100, Boca Raton, FL 33431. The telephone number is 561-241-3621 and the facsimile number is 561-241-3055.

      Summary financial information

      We were incorporated on January 10, 2000, and we have not commenced operations in the childcare field. The following data has been provided based on the audited period from June 1, 2000 (the commencement of our business activities) through September 30, 2000 and for the nine months ending June 30, 2001 and should be read in conjunction with our financial statements, which are included in this prospectus.

                          From June 1, 2000 (inception)
                           through September 30, 2000

Balance sheet data:
-------------------
Working capital                                                       $  (2,694)
Total assets                                                                 40
Total Liabilities                                                         2,734
Stockholders' deficit                                                    (2,694)

Statement of operations data:
-----------------------------
Net Revenue                                                           $       0
Interest Income                                                               0
Total expenses                                                           (2,694)

Net Loss                                                              $  (2,694)

                               Nine months ending
                                 June 30, 2001

Balance sheet data:
-------------------
Working capital                                                       $   5,376
Total assets                                                            107,562
Total Liabilities                                                         5,122
Stockholders' equity                                                    102,440

Statement of operations data:
-----------------------------
Net Revenue                                                           $       0
Interest Income                                                               0
Total expenses                                                          (75,734)
Loss from equity investment                                              (6,698)
                                                                      ---------

Net Loss                                                              $ (82,432)

                                  Risk factors

      An investment in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition and operations will be materially affected.

Risks Related To This Offering

We are selling up to 2,500,000 shares of our common stock on a self-underwritten, best efforts basis. As a result, purchasers of our common stock will not have the benefit of an underwriter's due diligence, whose task is, among others, to confirm the accuracy of the disclosures made in the prospectus.

Up to 2,500,000 shares of our common stock are being sold by us, on a self-underwritten, best efforts basis. There is no minimum amount that we must receive with respect to these shares and we may receive no or a small amount of proceeds. Due to the fact that we are not engaging underwriters, there will be no due diligence performed with respect to shares of common stock sold pursuant to this offering. An underwriter's due diligence involves confirming the accuracy of disclosures made in the prospectus and helping the issuer arrive at a fair price for the securities being sold. Persons who invest in this offering should be aware of a conflict of interest on our part as a result of the fact that there is no independent underwriter which will perform due diligence with respect to our company, confirm the accuracy of our disclosures made in the prospectus or help us arrive at a fair price for our common stock.

We are less likely to sell the shares we are offering on a self-underwritten, best efforts basis than if we were selling the shares through an underwriter.

By selling our stock on an self-underwritten, "best efforts" basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us in connection with this offering. We will undertake our own best efforts to market and sell the securities to the public. We have not set a minimum with respect to the amount of our securities which we intend to sell. Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering. If we do not raise a sufficient amount of funds through this offering, we may not be able to adequately contribute proceeds to our joint venture with COA Development or any other joint venture and we may not be able to successfully proceed with our plan of operations. This may cause significant losses and our stockholders may lose all or a substantial portion of their investment.

The market for our securities is unsure and may be volatile

      There is no current market for our securities and there can be no assurance that a market will exist in the future. If a trading market in our securities never develops, our investors may undertake significant costs associated with the sale of our securities to third parties or there may be a risk that our investors will not be able to resell any shares of our securities that they purchased. In addition, if a trading market does develop, there can be no assurance that our common stock can be resold either at or near its original trading prices.

We intend to arrange to list our common stock on the NASD Bulletin Board, which is maintained by the NASD. However, there can be no assurance that we will qualify for such listing.

There can be no assurance that we will pay any dividends on our common stock.

      We have the right to receive up to fifty (50%) percent of COA Development's interest in childcare facilities, which includes a fifty (50%) percent share of the profits and losses and all other allocations from our joint venture with COA Development. There can be no assurance that we will have sufficient earnings from our joint venture with COA Development or any future joint ventures to pay any dividends with respect to our common stock.

      We have the right to receive up to fifty (50%) percent of the rents or income/distributions received by Tren Properties for the lease of the Doc Store Common premises to Children of America. There can be no assurance that we will have sufficient earnings from our right to receive up to fifty (50%) percent of the rents received from Tren Properties to pay any dividends with respect to our common stock.

      Moreover, even if we have sufficient earnings from our joint venture with COA Development or any future joint ventures, we are not obligated to declare dividends with respect to our common stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends. To date, we presently intend to retain earnings, if any, for the investment in our joint venture with COA Development and any future joint ventures.

We are subject to the Securities and Exchange Commission's "penny stock" rules because our common stock sells below $5.00 per share.

      Trading in our securities is subject to the requirements of the Securities and Exchange Commission's rules with respect to securities trading below $5.00, which are referred to as "penny stocks". These rules require the delivery prior to any transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell "penny stocks" to persons other than established customers and accredited investors, which are generally defined as institutions or an investor individually or with their spouse, who has a net worth exceeding $1,000,000 or annual income, individually exceeding $200,000 or, with their spouse, exceeding $300,000. For these types of transactions the broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock which could severely limit its market price and liquidity.

Risks Related To Our Company

We are not directly engaged in development, production or sale of childcare facilities. As a result we may not be able to exert significant control over the business and financial operations of our joint venture with COA Development or future joint ventures.

      We have the right to receive up to fifty (50%) percent of COA Development's interest in childcare facilities which it is developing by paying our pro rata share of all initial and future costs of COA Development's expenses with respect to each childcare facility. We will not be directly engaged in any part of COA Development's business including, but not limited to, designing, building and/or owning the childcare facilities. Because of our limited involvement with the designing, building and/or owning of the childcare facilitie-s, COA Development and other joint venturers will have virtually total control over the business and financial operations of our joint ventures. Although we will not be directly engaged in any part of COA Development's business, Thad Pryor, who is our sole officer and director, and Paul Michelin, who controls us through his ownership of FMC Group, Inc., our 44.67% stockholder, with his wife as joint tenants with the right of survivorship and who is an officer and director of COA Development, have control of COA Development's business at the present time. They will be able to exert control over the business operations of the childcare facilities and the distribution of the proceeds of this offering with respect to designing, building and/or owning of the childcare facilities.

      We have the right to receive up to fifty (50%) percent of the rents or income/distributions received by Tren Properties for the lease of the Doc Store Common premises to Children of America. Although we will not be engaged in any part of the operations of Children of America's childcare facilities, Thad Pryor, who is our sole officer and director, and Paul Michelin, who controls us through his ownership of FMC Group, Inc., our 44.68% stockholder, with his wife as joint tenants with the right of survivorship and who is an officer and director of COA Development, have control of Children of America's business at the present time. They will be able to exert control over the business operations of the childcare facilities and the distribution of the proceeds of this offering with respect to designing, building and/or owning of the childcare facilities.

      We may, in the future, enter into additional joint ventures with companies similar to COA Development, which may or may not be affiliated with COA Development and our management and controlling shareholders, for the purpose of engaging indirectly in the business of designing, building and/or owning childcare facilities. We do not intend to directly engage in any part of the business of any of the future joint ventures including, but not limited to, designing, building and/or owning the childcare facilities. Our joint venture partners will have virtually total control over the business operations of our joint ventures.

We are a recently organized company and lack an operating history.

      We are a recently organized company and lack an operating history. We have no revenues and have minimal operations and assets, which may result in short term losses for our investors because of our lack of capital to invest our joint ventures. We do not contemplate commencing active operations directly. We are entering a highly competitive market through our joint venture with COA Development and other possible joint ventures with similar companies in the childcare facility industry. You should be aware of the difficulties which our joint venture with COA Development will encounter because COA Development is a recently formed company and has only recently commenced operations, including, but not limited to, competition and unanticipated costs and expenses. There can be no assurance that we will ever realize a positive net cash flow from our joint venture with COA Development or any future joint ventures. If the business and development plans with respect to our joint venture with COA Development or any future joint ventures prove to be unsuccessful, our stockholders may lose all or a substantial part of their investment.

We may require additional financing to meet our capital requirements.

      Although there is no fixed amount of financing required for us to meet our capital requirements with respect to our joint venture with COA Development or any future joint ventures, we may need additional financing to meet our share of the capital requirements for the development of the childcare facilities, administrative expenses and other costs with respect to our joint venture with COA Development and any future joint ventures. Nevertheless, our joint venture with COA Development and any of our future joint ventures will be dependent upon sources such as: funds acquired pursuant to this offering the amount of which is uncertain, future earnings from the operations of childcare facilities through our joint ventures, the availability of funds from private sources including, but not limited to, loans and additional private placements, and the availability of funds through an additional public offering. We currently have no arrangements to obtain additional financing. In view of our lack of an operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous. If adequate funds are not available from operations or additional sources of financing, including, but not limited to, rental income received from our fifty (50%) percent interest in Tren Properties, we may not be able to successfully proceed with our plan of operations which may cause significant losses and our stockholders may lose all or a substantial part of their investment.

      You should be aware of the risk that either COA Development or one of our future joint venture partners will not meet their share of the capital requirements for the product development, administrative expenses and other costs with respect to the childcare facilities. Our joint venture partners may need additional financing to meet their share of the capital requirements. If COA Development or any of our future joint venture partners are not able to raise adequate funds from operations or additional sources of financing, our joint ventures may not be able to successfully proceed with our plan of operations which may cause significant losses to our joint ventures and our stockholders may lose all or a substantial part of their investment.

There can be no assurance that our joint venture with COA Development or any future joint venture will be able to compete successfully in the market for childcare facilities.

      The childcare industry is highly fragmented and competitive. Our major competitors are the following: preschool nursery schools, local childcare centers, providers who operate out of their home, non-profit centers and large national and regional centers such as Kinder Care Learning Centers, La Petite Academy, and Child Time Learning Centers. Our joint venture with COA Development faces competition with respect to the development of childcare facilities on both a local and regional level. On the local level, childcare facilities operated pursuant to our joint venture with COA Development may face competition with existing childcare facilities in the locales in which our joint venture with COA Development plans to build and own childcare facilities. Our joint venture with COA Development will target new locations and/or markets in which it is believed there are few or no childcare facilities or the need exists for an additional childcare facility; however, there is no guarantee that local competitors will not open childcare facilities in the new locations and/or markets in order to compete with us. These companies may posses superior resources which may enable them to more cheaply and effectively develop childcare facilities and better promote their facilities as being better or more convenient childcare services than COA Development, thereby gaining a competitive edge in the childcare facility industry.

      Our joint venture with COA Development also faces competition on a regional and national level. Our joint venture with COA Development may face competition with regional or national companies, which may own existing childcare facilities in the region in which our joint venture with COA Development plans to build and own childcare facilities. These national and regional companies may also have superior resources with which compete with our joint venture in new locations in which there are few or no childcare facilities to develop new childcare facilities to compete with us. These established regional and national companies may possess superior resources which may enable them to more cheaply and effectively develop childcare facilities and better promote their facilities as being better or more convenient childcare services than COA Development, thereby gaining a competitive edge in the childcare facility industry.

      There can be no assurance that COA Development or any future joint venture partners will be able to compete successfully or that competitive pressures will not reduce our joint venture partners' market share of the customers for childcare facilities. If our joint venture with COA Development or any future joint ventures are not able to compete effectively in the childcare facility industry, our stockholders may lose all or a substantial part of their investment.

There can be no assurance that we will be able to guarantee that our joint venture partners or any future tenant of the childcare facilities in which we have an indirect interest will be able to comply with government regulations with respect to the childcare facilities.

      Childcare facilities must comply with various state and local statutes, regulations and licensing requirements (e.g., occupational safety and health acts, workers' compensation statutes, unemployment insurance litigation, income tax and social security regulations, and state laws governing childcare facilities). The facilities must also comply with the Americans with Disabilities Act (the "ADA"), which prohibits discrimination on the basis of disability in public accommodations and employment. Failure of a school to comply with the ADA or applicable regulations can subject it to sanctions, which might include fines, corrective orders, probation, or, in more serious cases, suspension or revocation of a center's license to operate, or an award of damages to private litigants, any of which could require significant expenditures by us and COA Development to bring facilities into compliance. Failure to comply with any of such laws or regulations could result in sanctions ranging from fines or corrective orders, which could require significant expenditures by us, to license suspension or revocation. Although we do not have direct control over Children of America, Thad Pryor, who is an officer and director of both Visitel Enterprises, Inc. and Children of America, will make every effort to ensure that Children of America complies with such regulations. There can be no assurance of Children of America's ability to comply with such regulations. Although we will make every effort to make sure that any future tenant of the childcare facilities complies with such regulations, there can be no assurance of our ability to guarantee such compliance by any future tenant of the childcare facilities. If Children of America or any future tenant of the childcare facilities is unable to comply with such regulations, such noncompliance may force our joint venture partners to incur unforeseen costs as a result of litigations or to comply with such regulations, which could cause us to incur significant losses.

We expect to incur significant losses for the foreseeable future and there can be no assurance that we will ever achieve profitability.

      We are in the process of developing childcare facilities. Our joint venture with COA Development and other joint ventures, which we may enter into in the future, may incur in the future, significant losses on both a quarterly and an annual basis. We are expecting losses to continue until such time as the childcare facilities are built and operational.

      The profits and losses and all other allocations from our joint venture with COA Development, shall be divided equally between Visitel Enterprises Inc. and COA Development. The division will be dependent upon the proportion of the investment which is ours. The revenues and operating results from our joint venture with COA Development and any future joint ventures may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, but not limited to, our joint ventures' costs, for which we are responsible for our portion, of designing, building and/or owning the childcare facilities and variations in expenditures for personnel and marketing.

      There may be significant expenditures with respect to the childcare facilities which are unknown at this time. As a result of the competitive nature of the childcare facility industry, our joint venture partners may not be able to gain enough of a market share of customers to achieve profitability, which would cause us to incur significant losses with respect to our share of our joint venture profits. COA Development is still in the process of designing and building childcare facilities, and therefore it expects to incur significant losses on both a quarterly and an annual basis for the foreseeable future. We and COA Development are expecting losses to continue until such time as the childcare facilities are designed, built and ready to be leased out for operation. We and COA Development may never be able to achieve profitability on a quarterly or annual basis. If we do not, our business operations may cease and potential investors will lose all or substantially all of their investment.

Conflicts may exist with our officer and director, Thad Pryor, which may cause Mr. Pryor to give priority to other matters over our needs or the needs of COA Development, which may materially affect our operations.

      There are several conflicts associated with our sole officer and director. These conflicts include engaging in other businesses similar or dissimilar to ours and allocating his time and services between us and the other entities with which he is involved. In addition to sitting on our Board of Directors, Thad Pryor is a member of the Board of Directors of a number of other companies including COA Development, our joint venture partner. These conflicts may cause our sole officer and director to give priority to other matters over our needs and the needs of COA Development. In view of the fact that Thad Pryor has business interests in other entities with similar activities in the childcare facilities industry, it is the policy of the companies of which Thad Pryor is an officer, director or major stockholder to participate in new business opportunities on an equal basis. For example, if Thad Pryor is engaged in three businesses in the childcare facility industry, including us, we will be able to participate in a new business opportunity in the childcare facility industry on a one-third (1/3) basis. There can be no assurance that this policy will be implemented with respect to all new business opportunities presented to us and any other companies of which Thad Pryor has an interest.

Our officer and director owns a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval.

      Thad Pryor, and his affiliates, currently own approximately 4,350,000 shares or approximately 44.67% of our outstanding common stock, based upon shares of stock outstanding as of August 20, 2001. Accordingly, Mr. Pryor, our sole officer and director, is able to exert significant control over all matters requiring approval by our stockholders, including, but not limited to, the election of directors and the approval of mergers or other business combinations.

Our director and officer shall be indemnified for any monies he pays in settlement of actions performed while a director or officer. This may hurt our profitability.

      Section 145 of the Delaware General Corporation Law contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as a result of an action or proceeding in which they may be involved by reason of having been our director or officer. We have authorized the indemnification of our officer and director to the full extent available under the Delaware Corporation Law.

                           Forward-looking statements

  Statements in this Prospectus discuss future expectations and plans which are considered forward-looking statements. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based on our beliefs and expectations using the most current information available to it. In view of the fact that the discussions in this Registration Statement are based upon our estimates and beliefs concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although we reasonably expect, to the best of our knowledge and belief, that the results to be achieved by us will be as set forth, this is not a guarantee and there can be no assurance that any of the potential results which are described will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material.

                                 Use of proceeds

      We will not receive any proceeds from the sale of the 738,875 shares of our common stock by selling stockholders. Up to 2,500,000 shares of our common stock are being sold by us, on a self-underwritten, "best efforts" basis. There is no minimum amount that we must receive with respect to these shares and we may receive either no proceeds or a small amount of proceeds. We estimate that our net proceeds from our offering of 2,500,000 shares of our common stock will be approximately $2,425,000 (based upon an assumed initial public offering price of $1.00 per share) after deducting estimated offering expenses of $75,000. We will use the net proceeds of this offering to invest in our joint venture with COA Development and any future joint ventures in the childcare facility industry and to meet our share of the capital requirements, including but not limited to, designing, building and/or owning childcare facilities with respect to our joint venture with COA Development and any future joint ventures and for working capital and general corporate purposes. If we do not raise a sufficient amount of funds through this offering, we may not be able to adequately contribute proceeds to our joint venture with COA Development or any other joint venture and we may not be able to successfully proceed with our plan of operations. We will retain broad discretion in the allocation of the net proceeds of this offering. The amounts we actually spend will depend upon a number of factors, including the amount of our future revenues and other factors described elsewhere in this prospectus. Pending such uses, the net proceeds of this offering will be invested in short or medium term, interest-bearing, investment grade securities.

                         Determination of Offering Price

      Prior to this offering of our common stock, there has been no public market for any of our securities and there can be no assurance that a market will develop. The price of our common stock, when sold by us, will be $1.00 per share. The selling stockholders intend to list their shares of our common stock on the open market. The price of our common stock, when sold by the selling stockholders, will be determined by broker-dealers and market makers in negotiated transactions, or trades over the open market. Among factors which may be considered by broker-dealers, market makers and investors to determine the price for the selling stockholders' shares of our common stock in the public market are:

      estimates of our business potential;

      prevailing market conditions in the U.S. economy and the market in which we intend to compete;

      an evaluation of other companies comparable to us and their ability to effectively compete with our product.

      The offering price of our common stock sold by us has been arbitrarily determined by us and should not be construed as indicative of the value of our common stock. There can be no assurance that any of our common stock could be sold for the offering price of $1.00 or for any other amount.

                                 Capitalization

      The following table sets forth our capitalization as of June 30, 2001 on an audited basis.

                                  June 30, 2001

Liabilities:
------------
Current liabilities                                                   $   5,122

Stockholders' equity:
---------------------
Common stock, $.001 par value; 12,000,000 authorized, 9,733,275
  issued and outstanding                                                  9,733
Additional paid-in-capital                                              177,833
Subscriptions receivable                                                      0
Deficit accumulated during the development stage                        (85,126)
                                                                      ---------
Total Stockholders' equity                                              102,440

Total liabilities and stockholders' equity                              107,562

      This prospectus should be read in conjunction with the financial statements and the notes to those statements which appear elsewhere in this prospectus. The discussion in this prospectus contains forward looking statements which reflect our plans, estimates and beliefs of management concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although management reasonably expects, to the best of its knowledge and belief, that the results to be achieved by us will be as set forth in the following discussion, the following discussion is not a guarantee and there can be no assurance that any of the potential results which are described therein will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material.

                         Management's Plan of Operations

      We were incorporated on January 10, 2000 in the state of Delaware. The following discussion and disclosure represents our intended business plan and our intent with respect to the future operations of our business.

      We are a partner in a joint venture with a related party, COA Development Corp. Under the terms of the Joint Venture Agreement we have the right to receive up to a 50% interest in each facility developed by our joint venture. In exchange for the interest in our joint venture with COA Development, we will pay our pro rata share of all the expenses regarding the developments of the facilities.

      As a development stage company, our activities have been devoted to obtaining financing and investing in our joint venture with COA Development which will develop the childcare centers. Through June 30 2001, we have raised $183,694 in capital through a stock offering under Regulation S.

      However, there may be significant expenditures with respect to the childcare facilities which are unknown at this time. For example, as a result of the competitive nature of childcare facility industry, our joint venture partners may not be able to gain enough of a market share of customers to achieve profitability, which would cause us to incur significant losses with respect to our share of our joint venture profits. COA Development is still in the process of designing and building childcare facilities, and therefore it expects to incur significant losses on both a quarterly and an annul basis for the foreseeable future. We and COA Development are expecting losses to continue until such time as the childcare facilities are designed, built and ready to be leased out for operation. Additionally, we will incur expenses in the total amount of $75,000.00, in connection with the issuance and distribution of the securities being registered hereby.

      During the next twelve months, through our joint venture with COA Development, we will be developing several sites to be operated by a related party as childcare centers. As of June 30, 2001 we have invested approximately $103,762 in our joint venture with COA Development.

      The first center developed under our joint venture with COA Development was opened in April 2001. Our joint venture with COA Development has obtained financing in order to convert the construction loan, obtained by the contractor, to a commercial mortgage loan. Our joint venture with COA Development closed on the commercial mortgage loan in

April 2001. Our joint venture with COA Development expects to retain ownership of the property for the immediate future unless approached by an unrelated third party interested in purchasing the building and property.

      Our joint venture with COA Development has two additional centers in various stages of development in the Northern Virginia area. Our joint venture with COA Development anticipates construction of both centers to be completed by the end of calendar 2001. Our joint venture with COA Development will retain ownership of these properties through the beginning of the operations of the childcare centers. Our joint venture with COA Development expects to retain ownership property for the immediate future unless approached by an unrelated third party interested in purchasing the building and property.

      Our management believes that the current short-term trend in demand for services by childcare facilities will improve because there are a growing number of single mothers and fathers and working parents who do require supervision of their children while at work. Our management has targeted the development of the childcare facilities towards this segment of the market. Our management also foresees possible long-term trends which could depress the market for childcare facilities developed by our joint venture with COA Development or our future joint ventures which include, but are not limited to, the following: (A) internal childcare services provided by companies to their employees at the location where the employee works and (B) difficult economic conditions which cause families to decrease or cut childcare expenses.

      In order to meet our pro rata portion of our joint venture expenditures over the next twelve months we are dependent upon the receipt of additional capital investment or other financing. The cash requirement needs will vary based upon the number of centers under development and the agreements our joint venture with COA Development has with the contractor in charge of construction.

      As for our cash requirements, management believes that the amount of cash which will be needed for each project will depend upon our ownership percentage. Based upon our experience in the development of our first center, a 25% direct ownership interest requires funds of approximately $95,000.00, and a 50% direct ownership interest will require approximately $190,000.00. Additionally, our management expects operating expenses to be between $75,000.00 - $100,000.00 for the next twelve (12) month period.

      The number of transactions which the Company engages in will be directly related to the amount of funds raised from this offering. If, for example, $250,000.00 is raised from this offering, we will be able to participate in either one or two transactions, depending upon our percentage of ownership. If the full amount is raised from this offering, we would be able to engage in between 12 and 14 transactions.

      Management believes that the maximum number of transactions which we can engage in each year is 12. Based upon the full amount of the offering being raised, management believes it will provide sufficient cash flow for two years or the amount of time it takes to complete 12 to 24 projects.

      If less than the full amount is raised from this offering, we will be limited to the number of transactions in which we are able to participate and may require additional financing through private placements and or advances from related parties.

                                    Business

Description of Business

      We are a corporation incorporated in the state of Delaware on January 10, 2000. We are engaged indirectly in the business of designing, building and/or owning childcare facilities. We have entered into joint ventures with third parties to design, build and/or own childcare facilities. We may, in the future directly engage in the business of designing, building and/or owning childcare facilities; we do not intend to do so presently.

      Our initial action was entering into a Joint Venture Agreement with COA Development Corp., a Delaware corporation. Pursuant to this Joint Venture Agreement, we have the right to receive up to fifty (50%) percent of COA Development's interest in childcare facilities which it is developing by paying our pro rata share of all initial and future costs of COA Development's expenses with respect to each childcare facility. Our percentage of interest in each facility will be equal to the percentage of the total funds which are supplied by us. Thad Pryor, our sole officer and director, and Paul Michelin, who controls us through his ownership of FMC Group, Inc., our 44.67% stockholder, with his wife as joint tenants with the right of survivorship, are the officers and directors of COA Development. Thad Pryor has control over both us and COA Development.

      As of July 1, 2001, we and COA Development each own a fifty (50%) percent interest in Tren Properties LC, a limited liability company formed under the laws of the Commonwealth of Virginia, which owns property known as Doc Stone Commons which is located in Stafford, Virgina. As of September 29, 2000, Tren Properties leased Doc Stone Commons to Children of America which operates a childcare facility on the leased premises. As of July 1, 2001, there were 136 children at the Doc Stone facility. Our fifty (50%) percent interest in Tren Properties was originally purchased by Thad Pryor, our sole officer and director, and Paul Michelin , who controls us through his ownership of FMC Group, Inc., our 44.67% stockholder, with his wife as joint tenants with the right of survivorship. On July 1, 2001, Mr. Pryor and Mr. Michelin assigned their ownership of Tren Preperties to us and COA Development in consideration of our assuming any financial obligations Mr. Pryor and Mr. Michelin had with respect to their ownership of Tren Properties. Thad Pryor has control over both us and COA Development.

      We may, in the future, enter into additional joint ventures with companies similar to COA Development, which may or may not be affiliated with COA Development and our management and controlling shareholders, for the purpose of engaging indirectly in the business of designing, building and/or owning childcare facilities.

      COA Development was formed to take advantage of market opportunities for childcare and after-school programs. COA Development intends to design, build and/or own childcare facilities. We, COA Development and any other joint venture partners may decide to sell or lease the childcare facilities designed, built and owned through our joint venture with COA Development or any other joint ventures or our interest in such joint ventures to third parties.

      COA Development designs and builds childcare facilities; it does not operate any of the facilities which it owns or is developing. COA Development has leased the childcare facilities which it owns or is developing to Children of America, Inc. Thad Pryor, who is our sole officer and director and an officer and director of COA Development, is also an officer and director of Children of America, Inc.

Description of childcare facilities and services

      Each of the facilities which is or will be built and designed by COA Development is anticipated to be approximately 10,500 sq. ft. on an out parcel (which is a separate parcel within a shopping center) of approximately an acre to an acre and a quarter or an inline shopping center space ranging from 6,500 sq. ft. to 10,000 sq.ft. The purchase of the land and the construction of each facility is anticipated to cost approximately $1.3 to $1.5 million dollars most of which is intended to be financed by financial institutions or the owners of the property upon which the facility is being constructed. Each facility will have a maximum capacity of 240 children ranging from infants and toddlers to pre-school and after school as well as summer camp. The construction costs for the facilities can fluctuate depending upon the area and size of each facility.

      The childcare facility which is operated by Children of America and which is located at the Doc Stone Commons premises is 10,585 sq. ft. and also includes a playground. It will have a maximum capacity of 240 children ranging from infants and toddlers to pre-school and after school as well as summer camp. Children of America has leased the Doc Stone Commons premises from Tren Properties for a lease term of twenty years at a monthly rent of $16,760.00 which shall be increased by two percent per year. Children of America will have the option to extend the lease term for two additional periods of five years each.

Customer base

      We believe that the target market for childcare facilities is large. In view of the demands of work and school, childcare is becoming an important service employed by an increasing number of families. Childcare services provide children an opportunity to spend time in a nurturing, educational and safe environment. Our joint venture with COA Development will target this demand for childcare services by providing: (i) licensed childcare for children six weeks to seven years, (ii) after-school programs for children aged seven to thirteen years old and (iii) state-of-the-art security, which includes requiring every parent to have an access card to enter the building to drop off or pick up his or her child and audio and video cameras throughout the building, including in every classroom in order to monitor the children throughout the day.

Expansion

      The expansion of the childcare business with respect to our joint venture with COA Development or our expansion into future joint ventures is dependent upon the following: (i) the availability of proceeds from this offering or other future private placements or public offerings, (ii) future earnings from the operations of childcare facilities owned through our joint venture with COA Development and (iii) the availability of funds from private sources including, but not limited to, loans and additional private placements and (iv) the availability of funds through an initial public offering. There can be no assurance as to the amount which will be raised from this offering, the amount of future earnings or that other funds will be available, or if available, upon terms and conditions which would be acceptable to us.

      Significant expenditures, management resources and time will be required to develop a larger market for the childcare facilities designed, built and owned through our joint venture with COA Development and any future joint ventures. There can be no assurance that COA Development or any future joint venture in the childcare facility industry will be successful in gaining market acceptance for the childcare facilities. Even if there is market acceptance of the childcare facilities, there can be no assurance that enrollment will be of sufficient volume to enable our joint venture with COA Development or any future joint ventures to be profitable and to make payments to us pursuant to our fifty (50%) share of the profits of our joint venture with COA Development or our share of the profits in any future joint ventures. If less than the maximum number of shares offered hereby are sold, the proceeds from this offering will not be sufficient to enable us to indirectly engage in the level of business development efforts which we believe to be desirable and necessary for our joint venture with COA Development or any future joint venture in the childcare facility industry to be successful. Additionally, even if the maximum number of shares are sold, we will have limited funds to provide to COA Development or any future joint ventures for the purpose of an extensive marketing campaign.

Competition

      The United States preschool education and childcare industry is highly competitive. Children of America's competition consists principally of preschool nursery schools, local child care centers, non-profit centers and large national and regional centers such as Kinder Care Learning Centers, La Petite Academy and Child Time Learning Centers. Additional competition also comes from providers who operate out of their home and their fees are normally lower than fees for center-based care because providers for home-based care are not always required to satisfy the same health, safety or operational regulations as Children of America. Many religious and other non-profit child care centers have no or lower rental costs than Children of America, may receive donations or other funding to cover operating expenses and may utilize volunteers for staffing. Consequently, tuition rates at these facilities are commonly lower than rates charged by Children of America. The large, national, for profit child care companies that may have more aggressive tuition discounting and other pricing policies than Children of America.

      If Children of America cannot remain competitive in pricing and other areas such as curriculum, quality of care and parent satisfaction it could have a material adverse affect on the ability of Children of America to make payments under the terms of the lease agreement(s).

Government Regulation

      Children of America's centers are subject to state and local regulations and licensing requirements and Children of America has policies and procedures in place in order to comply with such regulations and requirements. These regulations vary from jurisdiction to jurisdiction, government agencies generally review the fitness and adequacy of buildings and equipment, the ratio of staff personnel to enrolled children, staff training, record keeping, the dietary program, the daily curriculum and compliance with health and safety standards. In most jurisdictions, these agencies conduct scheduled and unscheduled inspections of the centers and licenses must be renewed periodically. Most jurisdictions establish requirements for background checks or other clearance procedures for new employees of child care centers. Repeated failures of a center to comply with applicable regulations can subject it to sanctions, which might include probation, or, in more serious cases, suspension or revocation of the center's license to operate and could also lead to sanctions against other centers located in the same jurisdiction. In addition, this type of action could lead to negative publicity extending beyond that jurisdiction.

      It is Children of America's responsibility to obtain and retain their license to operate a childcare facility. We believe that Children of America is in substantial compliance with all material regulations and licensing requirements applicable to the operation of the center. However, there is no assurance that a licensing authority will not determine a center to be in violation of applicable regulations and take action against Children of America. In addition, there may be unforeseen changes in regulations and licensing requirements, such as changes in the required ratio of child center staff personnel to enrolled children that could have material adverse effect on Children of America's operations and could therefore hinder its ability to make payments as required by the lease agreement.

Americans with Disabilities Act

      The federal Americans with Disabilities Act, which became effective in 1992, and similar state laws prohibit discrimination on the basis of disability in public accommodations and employment. We do not anticipate any material adverse impact as a result of these laws as management believes the buildings built or in construction comply with these laws.

                                 Dividend Policy

      To date, we have not paid dividends on our common stock and at the present time, we intend to retain earnings, if any, for our development and expansion. There can be no assurance that we will have enough earnings to pay any dividends on our common stock. Even if we have sufficient earnings, we are not obligated to declare dividends on our common stock. Our board has sole and absolute discretion whether to declare any cash or stock dividends. This decision will be based upon the following:

      earnings;

      capital requirements;

      our financial position;

      general economic conditions; and

      other factors the board may consider.

      It is also possible that terms of any future debt financing may restrict the payment of dividends.

                                    Employees

      Apart from our executive officer and director, we currently do not have any employees. We do not maintain "key man" insurance on the life of our officer.

Management
                             Officers and Directors

      The following table sets forth the name and age of the sole member of the board, our executive officer and the positions he holds.

Name                      Age                Position
----                      ---                --------

Thad Pryor                43                 Director, President, Secretary

      Thad Pryor is our President and Secretary and has been an officer and one of our Directors since April 12, 2001. Mr. Pryor became our President, Secretary and Sole Director on May 5, 2001. Mr. Pryor also serves as President and a Director of Children of America,

Inc. He was Senior Vice President and a member of the Board of Directors of Tutor Time Learning Systems, Inc. and its subsidiaries from January 1992 to June 1997. Mr. Pryor was responsible for the Development, Construction and Real Estate Departments in which he personally negotiated and constructed 150 Tutor Time locations. In July of 1997 Mr. Pryor left Tutor Time and began the planning stages of the Children of America concept while becoming a franchisee of Tutor Time. In 1998 he opened his first facility as Tutor Time franchisee in Western Pennsylvania. In 1999, Mr. Pryor opened a second center as a Tutor Time franchisee in Northern Virginia. He then negotiated his release from his franchise agreement and the Virginia center became Children of America, Inc.'s first childcare facility. Mr. Pryor attended the University of Miami from 1976-1978 where he majored in Business and Criminology. In 1987, Mr. Pryor opened a chain of fifteen (15) self-service car wash facilities under the name of One Stop Car Wash and held the positions of President and COO. In 1989, Mr. Pryor sold the entity which operated One Stop Car Wash.

                             Executive Compensation

      None of the directors or officers has received any compensation for their services as our officers and/or directors. Compensation may be paid in the future at the discretion of the Board of Directors.

                    Indemnification of Directors and Officers

so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

      Our certificate of incorporation contains the following provision with respect to indemnification of our directors and officers:

      "The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

      This provision does not eliminate or limit the liability of a director for violating the following:

            - duty of loyalty, which includes a director's obligation to refrain from self dealing with us or improperly competing with us or usurping our opportunities;

            - failing to act in good faith;

            - engaging in intentional misconduct or knowingly violating a law;
or

            - participating in the payment of a dividend or a stock repurchase or redemption for himself.

      This provision does not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary.

      We intend to purchase directors liability insurance for our officers and directors. However, there can be no assurance that such insurance will be available to us at commercially reasonable terms, or at all.

                     Certain relationships and transactions

      Tren Properties, LC, in which we own a fifty (50%) percent interest, entered into a lease agreement with Children of America. Thad Pryor, our sole officer and director, is also the officer and director of Children of America and Paul Michelin, who controls us through his ownership of FMC Group, Inc., our 44.68% stockholder, with his wife as joint tenants with the right of survivorship and who is an officer and director of COA Development, control Children of America at the present time. Thus, Visitel Enterprises Corp. and Children of America are related by common management. Pursuant to the lease, Children of America pays Tren Properties $16,760 a month. We believe the terms of the lease are fair and reasonable.

                             Principal Stockholders

      The following table sets forth the number of common stock owned and the percentage of our outstanding shares of common stock as of August 20, 2001 for the following:

      o all persons who own more than five percent of our outstanding common stock;

      o each officer and director;

      o officers and directors as a group.

------------------------------------------------------------------------------------------------------------
                                                            AMOUNT OF
                    NAME                               BENEFICIAL OWNERSHIP                PERCENTAGE
                    ----                               --------------------                ----------
------------------------------------------------------------------------------------------------------------
Thad Pryor (1)                                              4,350,000                        44.67%
------------------------------------------------------------------------------------------------------------
FMC Group, Inc. (2)                                         4,350,000                        44.67%
------------------------------------------------------------------------------------------------------------
All Officers & Directors as a group - One                   4,350,000                        44.67%
(1) person.
------------------------------------------------------------------------------------------------------------

(1) Includes 4,350,000 shares held by TJP Corp., which is owned and controlled by Thad Pryor.

(2) Paul Michelin owns FMC Group, Inc. with his wife as joint tenants with the right of survivorship. Mr. Michelin is the President and a director of FMC Group, Inc.

                              Plan of distribution

      Prior to this offering, no public market for our securities existed. A total of up to 3,238,875 shares may be sold pursuant to this prospectus. This includes 2,500,000 shares of our common stock, which as of the date of this Prospectus, have not been issued. Such shares are being offered by us, using our officers, directors, and broker-dealers on a self-underwritten, best efforts basis. The remaining 738,875 shares may be sold pursuant to this prospectus by the stockholders listed below. Our offering will commence on the date of this prospectus and will continue until the earlier of May 30, 2002, all of the shares offered are sold, or we otherwise terminate the offering. Except as we have described above, the stockholders selling our stock have never held any position or office with us or had any other material with us.

      We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

            -in over-the counter market

            -in private transactions other than in the over-the-counter market;

            -in connection with short sales of our shares;

            -by pledge to secure debts and other obligations; or

            -in a combination of any of the above transactions.

      The selling stockholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. The selling stockholders may use broker-dealers to sell their shares. Sales through brokers or dealers may involve one or more of the following:

            -block trades in which the broker or dealer so engaged will attempt to sell the selling stockholder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            -purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or

            -ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      If a broker or dealer is engaged by a selling stockholder, such broker or dealer may either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. Affiliates of one or more of the selling stockholders may act as principals or agents in connection with the offer or sale of shares by selling stockholders.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that Rule.

      Selling stockholders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

            -shall not engage in any stabilization activity in connection with our securities;

            -shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and

            -shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.

      The following list assumes all shares which will be registered based on the filing of this prospectus are sold by the selling shareholders.

--------------------------------------------------------------------------------
                               Shares                     Shares      Percentage
                               Owned                      Owned        of Shares
     Selling                  Prior to      Shares       Following     Following
   Stockholders               Offering    Registered     Offering      Offering
   ------------               --------    ----------     --------      --------
--------------------------------------------------------------------------------
AB Miljo, L.R                    5,000         5,000            0             0%
--------------------------------------------------------------------------------
Alanne, Lasse                   23,400        23,400            0             0%
--------------------------------------------------------------------------------
Andersen, Finn Dag               1,500         1,500            0             0%
--------------------------------------------------------------------------------
Andersson, Sven-Ake              1,000         1,000            0             0%
--------------------------------------------------------------------------------
Andersson, Olof A                1,500         1,500            0             0%
--------------------------------------------------------------------------------
Andrews, Nigel                  30,000        30,000            0             0%
--------------------------------------------------------------------------------
Antonio, Gregg                   3,000         3,000            0             0%
--------------------------------------------------------------------------------
Arnerston, Thomas                  700           700            0             0%
--------------------------------------------------------------------------------
Arvdsson, Torjorn                6,000         6,000            0             0%
--------------------------------------------------------------------------------
Aziz, Mazhar                    15,000        15,000            0             0%
--------------------------------------------------------------------------------
Baard, David                       900           900            0             0%
--------------------------------------------------------------------------------
Barnett, Quentin                22,500        22,500            0             0%
--------------------------------------------------------------------------------
Bengtsson, Mikael                1,500         1,500            0             0%
--------------------------------------------------------------------------------
Bernaerts, Cyriel                8,400         8,400            0             0%
--------------------------------------------------------------------------------
Faerdon Berle, Jens             12,000        12,000            0             0%
--------------------------------------------------------------------------------
Berton, Vincent                  1,500         1,500            0             0%
--------------------------------------------------------------------------------
Bianconi, Tommaso                9,000         9,000            0             0%
--------------------------------------------------------------------------------
Birch, Norman                    1,000         1,000            0             0%
--------------------------------------------------------------------------------
Bjorka, Bjorn                    3,000         3,000            0             0%
--------------------------------------------------------------------------------
Bjorkenor, Lars                  7,500         7,500            0             0%
--------------------------------------------------------------------------------
Blackwood, Mary                 12,100        12,100            0             0%
--------------------------------------------------------------------------------
Borys, Anne-Charlotte            3,000         3,000            0             0%
--------------------------------------------------------------------------------
Bratsberg, Borre                   500           500            0             0%
--------------------------------------------------------------------------------
Brathen, Sigmund                 1,500         1,500            0             0%
--------------------------------------------------------------------------------
Broch, Einar                    31,500        31,500            0             0%
--------------------------------------------------------------------------------
Butterfield, Derrick             3,000         3,000            0             0%
--------------------------------------------------------------------------------
Carboni, Andrea                  7,200         7,200            0             0%
--------------------------------------------------------------------------------
Carboni, Alfredo                 6,600         6,600            0             0%
--------------------------------------------------------------------------------
Carboni,Massimiliano             7,200         7,200            0             0%
--------------------------------------------------------------------------------
Cedergren, Lars                  1,000         1,000            0             0%
--------------------------------------------------------------------------------
Chokri, Fatahallah                 250           250            0             0%
--------------------------------------------------------------------------------
Coelho, Dinis                    7,500         7,500            0             0%
--------------------------------------------------------------------------------
Colpaert, Daniel                 7,500         7,500            0             0%
--------------------------------------------------------------------------------
De Smedt, Mark                   8,100         8,100            0             0%
--------------------------------------------------------------------------------
Lamas DeOliveira, Fernando      30,000        30,000            0             0%
--------------------------------------------------------------------------------
Dethier, Marcel                  1,500         1,500            0             0%
--------------------------------------------------------------------------------
Duyck, Nico                      1,500         1,500            0             0%
--------------------------------------------------------------------------------
Fabeng, Egil                     1,500         1,500            0             0%
--------------------------------------------------------------------------------
Fennebresque, Bruno              1,000         1,000            0             0%
--------------------------------------------------------------------------------
Firraso, Maurizio                3,000         3,000            0             0%
--------------------------------------------------------------------------------
Flores, Fernando                31,500        31,500            0             0%
--------------------------------------------------------------------------------
Floystad, Jon                      750           750            0             0%
--------------------------------------------------------------------------------
Fossa, Havard                   16,500        16,500            0             0%
--------------------------------------------------------------------------------
Gazzola, Stefano                   600           600            0             0%
--------------------------------------------------------------------------------
Gjerde, Aleksander               1,500         1,500            0             0%
--------------------------------------------------------------------------------
Goletti, Vittorio                4,500         4,500            0             0%
--------------------------------------------------------------------------------
Greenwood, Christ                7,500         7,500            0             0%
--------------------------------------------------------------------------------
Greitz, Jacob B                  1,500         1,500            0             0%

--------------------------------------------------------------------------------
Gustavsson,  Bertil              9,000       9,000              0             0%
--------------------------------------------------------------------------------
Gustavsson, Lars                 1,500       1,500              0             0%
--------------------------------------------------------------------------------
Haavig, Lasse                      750         750              0             0%
--------------------------------------------------------------------------------
Hagelien, Erik                    1500        1500              0             0%
--------------------------------------------------------------------------------
Hanekom, B. A,                     750         750              0             0%
--------------------------------------------------------------------------------
Hanna, Michel                    2,000       2,000              0             0%
--------------------------------------------------------------------------------
Hansen, Karly                    1,000       1,000              0             0%
--------------------------------------------------------------------------------
Hansson, Staffan                 7,500       7,500              0             0%
--------------------------------------------------------------------------------
Hernberg, Robert                30,000      30,000              0             0%
--------------------------------------------------------------------------------
Hoglinger, B                     3,000       3,000              0             0%
--------------------------------------------------------------------------------
Holland, Gunnar                    750         750              0             0%
--------------------------------------------------------------------------------
Holmberg, Dick                    6000        6000              0             0%
--------------------------------------------------------------------------------
Hopen, Harald                      250         250              0             0%
--------------------------------------------------------------------------------
Chong Kuk Hung, Jonas              750         750              0             0%
--------------------------------------------------------------------------------
Hurme, Pekka                    10,500      10,500              0             0%
--------------------------------------------------------------------------------
Hutter, Horst                      500         500              0             0%
--------------------------------------------------------------------------------
Iivonen, Jukka                  13,500      13,500              0             0%
--------------------------------------------------------------------------------
Jarvinen, Arto                     750         750              0             0%
--------------------------------------------------------------------------------
Johansson, Bo                    4,500       4,500              0             0%
--------------------------------------------------------------------------------
Keskisaraja, Veli                6,000       6,000              0             0%
--------------------------------------------------------------------------------
Kirkby, Russell                  1,500       1,500              0             0%
--------------------------------------------------------------------------------
Kiuru, Petri                     9,000       9,000              0             0%
--------------------------------------------------------------------------------
Krull, Lotty Agneta              3,000       3,000              0             0%
--------------------------------------------------------------------------------
Laasanen, Jarmo                 10,500      10,500              0             0%
--------------------------------------------------------------------------------
Lafrenz, Peter                   2,000       2,000              0             0%
--------------------------------------------------------------------------------
Lee, Ping Hang                   6,000       6,000              0             0%
--------------------------------------------------------------------------------
Lenferna, Christian              3,000       3,000              0             0%
--------------------------------------------------------------------------------
Lewis, Bibi                      5,250       5,250              0             0%
--------------------------------------------------------------------------------
Lidgard, Anna                    6,000       6,000              0             0%
--------------------------------------------------------------------------------
Lindgren, Bengt                  1,000       1,000              0             0%
--------------------------------------------------------------------------------
Maher, Robert                    1,950       1,950              0             0%
--------------------------------------------------------------------------------
Masuda, Amy                      1,650       1,650              0             0%
--------------------------------------------------------------------------------
Meerburg, Gijs                  18,000      18,000              0             0%
--------------------------------------------------------------------------------
Michelin, Louisa                    25          25              0             0%
--------------------------------------------------------------------------------
Moller, Hans                    30,000      30,000              0             0%
--------------------------------------------------------------------------------
Nelson, Christopher              4,500       4,500              0             0%
--------------------------------------------------------------------------------
Netteberg, Tom                   1,500       1,500              0             0%
--------------------------------------------------------------------------------
Nielsen, Jorgen                  3,750       3,750              0             0%
--------------------------------------------------------------------------------
Nyman, Leif                      4,800       4,800              0             0%
--------------------------------------------------------------------------------
Olund, Torkel                    7,500       7,500              0             0%
--------------------------------------------------------------------------------
Ostlund, M/M B                   6,300       6,300              0             0%
--------------------------------------------------------------------------------
Palve, Juha                      1,500       1,500              0             0%
--------------------------------------------------------------------------------
Peechapat, Sakchai               3,000       3,000              0             0%
--------------------------------------------------------------------------------
Pereira, Gerard                  1,000       1,000              0             0%
--------------------------------------------------------------------------------
Pereira, Mario                   3,000       3,000              0             0%
--------------------------------------------------------------------------------
Rankapole, Susan                 5,250       5,250              0             0%
--------------------------------------------------------------------------------
Ridderstad, Per S                1,000       1,000              0             0%

--------------------------------------------------------------------------------
S.A., Becada                     2,000       2,000              0             0%
--------------------------------------------------------------------------------
Sahlberg, Christer               6,000       6,000              0             0%
--------------------------------------------------------------------------------
Saxby, Kenneth                   1,000       1,000              0             0%
--------------------------------------------------------------------------------
Schutter, J. De                  6,000       6,000              0             0%
--------------------------------------------------------------------------------
Sshelin, Per-Erik               12,000      12,000              0             0%
--------------------------------------------------------------------------------
Shoptaugh, Mark                 22,500      22,500              0             0%
--------------------------------------------------------------------------------
Sjoberg, Jan Michael             1,000       1,000              0             0%
--------------------------------------------------------------------------------
Stenhaug, Terje                  9,000       9,000              0             0%
--------------------------------------------------------------------------------
Sturman, N                       3,000       3,000              0             0%
--------------------------------------------------------------------------------
Sundlof, Christina               2,000       2,000              0             0%
--------------------------------------------------------------------------------
Svanteson, Clas                  3,000       3,000              0             0%
--------------------------------------------------------------------------------
Svensson, Bengt                 12,000      12,000              0             0%
--------------------------------------------------------------------------------
Svensson, Leif                  25,000      25,000              0             0%
--------------------------------------------------------------------------------
Tragoulias, Gerass              31,650      31,650              0             0%
--------------------------------------------------------------------------------
Viviers, Etienne                   750         750              0             0%
--------------------------------------------------------------------------------
Wass, Bo Wilje                   1,500       1,500              0             0%
--------------------------------------------------------------------------------
Wathier, Hamilton                  500         500              0             0%
--------------------------------------------------------------------------------
Wettstein, Richard               1,000       1,000              0             0%
--------------------------------------------------------------------------------
Wiggen, Stig                     1,500       1,500              0             0%
--------------------------------------------------------------------------------
Winkler, Ralph                     800         800              0             0%
--------------------------------------------------------------------------------

                            Description of Securities

      General

      The following description summarizes our authorized and currently outstanding securities. We are authorized to issue 20,000,000 shares of common stock, par value $.001 per share and 2,000,000 shares of preferred stock, par value $.01 per share. There are 9,738,875 shares of common stock issued and outstanding as of the date of this prospectus. Our Board of Directors has the right to issue shares of our preferred stock. No shares of preferred stock have been issued by our Board.

      Common Stock

      Each holder of shares of our issued and outstanding common stock, shall be entitled to one (1) vote per share held and has the right and power to vote upon all matters upon which a vote of stockholders is taken. Neither our certificate of incorporation nor our by laws permit our stockholders to vote their shares cumulatively. Upon liquidation, dissolution, or winding up of our business, the holders of our common stock shall be entitled to receive our net assets in proportion to the respective number of shares held by them, after payment to our preferred stockholders. The holders of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. All of our outstanding shares of common stock are fully paid and non-assessable and are not subject to further call or redemption.

      Preferred Stock

      We are authorized by our certificate of incorporation to issue preferred stock, in one or more series which may contain rights, privileges and limitations, including:

            o     Conversion privileges
            o     Dividends
            o     Redemption rights
            o     Liquidation privileges.

      Except as specifically provided by the Delaware General Corporation Law relating to the voting by all classes of stock, holders of preferred stock will have no voting rights unless specifically granted by our board. We have not issued any of our preferred stock, as of the date of this prospectus and currently have no plans to do so.

      If any shares of preferred stock are issued, a certificate of designation, setting forth the series of such preferred stock and the rights, privileges and limitations of the holders of the preferred stock will be filed with the Secretary of State of the State of Delaware. This may have the effect of delaying, deferring or preventing a change in control of our management without further action by other stockholders and may adversely affect the rights of the holders of our common stock.

                                 Transfer Agent

      The transfer agent for our common stock is Liberty Transfer Company, 274B New York Avenue, Huntington, New York 11243.

                         Shares eligible for future sale

      Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of equity securities.

      The 3,238,875 shares of common stock offered in this offering will be immediately tradeable without restriction under the Securities Act, except for any shares held by an "affiliate" of ours, as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 9,000,000 shares of common stock will be deemed "restricted securities" as defined in Rule 144.

      In general, under Rule 144, a stockholder, or stockholders, whose shares are aggregated, who has beneficially owned "restricted securities" for at least one, year will be entitled to sell an amount of shares within any three month period, equal to the greater of:

      - 1% of the then outstanding shares of common stock; or

      - the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the commission, provided certain requirements are satisfied.

      In addition, our affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who had not been our affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description.

                                Legal Proceedings

      We do not know of any litigation pending, threatened or contemplated, or any unsatisfied judgments, against us, or of any proceeding to which we are a party.

                                     Experts

      The financial statements included in this prospectus and in the registration statement have been audited by Daszkal, Bolton, Manela, Devlin & Co. 2401 NW Boca Raton Boulevard, Boca Raton, FL 33431, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                  Legal Matters

      The legality of our common stock has been passed upon on our behalf by Mintz & Fraade, P.C., New York, New York.

                              Available Information

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, together with all amendments and exhibits, for the securities registered by this registration statement. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in, or annexed as exhibits to, the registration statement, parts of which are omitted in accordance with the rules and regulations of the commission. For further information about us, please refer to the registration statement, including its exhibits and schedules, which may be inspected without charge at the principal office of the commission, 450 Fifth Avenue, NW, Washington, D.C. 20549, or at other regional offices of the commission. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Avenue, NW, Washington, D.C. 20549, at prescribed rates. To obtain information on the operation of the Public Reference Room, the Securities and Exchange Commission can be contacted at 1-800-SEC-0330. Such material may also be accessed electronically at the SEC's home page on the Internet at http://www.sec.gov.

                           Visitel Enterprises, Corp.

                                3,238,875 shares

                                  ------------
                                   PROSPECTUS
                                  ------------

      We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. No other information should be relied upon. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.

                                   ----------

Until     2001, 25 days after the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  _____ , 2001

                                                   INDEX TO FINANCIAL STATEMENTS

Independent Auditor Report ..................................................................... F-2

Audited Balance Sheets as of June 30, 2001 and September 30, 2000 .............................. F-3

Audited Statements of Operations, for the Periods from October 1, 2000 through
June 30, 2001, June 1, 2000 (inception) through September 30, 2000, and June 1,
2000 (inception) through June 30, 2001 (Inception) through September 30, 2000 and for the nine months ended June 30, 2001..................................................... F-4;

Audited Statement of Stockholders' Equity for the period from June 1, 2000
(Inception) through June 30, 2001............................................................... F-5

Audited Statement of Cash Flows, for the periods from October 1, 2000 through
June 30, 2001, June 1, 2000 (inception) through September 30, 2000, and June 1,
2000 (inception) through June 30, 2001 for the nine months ended June 30, 2001.................. F-6

Notes to Financial Statements..........................................................F-7; F-8; F-9 - F-10

                                     PART II

Item 24. Indemnification of Directors and Officers.

            Article SEVENTH of the Registrant's Certificate of Incorporation, contains the following provision with respect to the indemnification of our directors:

            "SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of
Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

      Sections 1,2,3 and 4 of Article VIII of the Registrant's By-Laws contain the following provisions with respect to the indemnification of directors, officers and authorized representatives:

            "Section 1. Indemnification of Directors and Officers in Third Party Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an "authorized representative" of the Corporation (which shall mean for the purposes of this Article a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorney's fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to a criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

            Section 2. Indemnification of Directors and Officers in Corporate Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporate proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the

Corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

            Section 3. Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation who neither was nor is director or officer of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Such an authorized representative may, at the discretion of the Corporation, be indemnified by the Corporation in any other circumstances to any extent if the Corporation would be required by Section 1 or 2 of this Article VIII to indemnify such person in such circumstances to such extent as if such person were or had been a director or officer of the Corporation.

            Section 4. General Terms. Any indemnification under Section 1 and
Section 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in
Section 1 and Section 2 of this Article VIII. Such determination shall be made
(i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders.

            Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these in these By-laws.

      Section 145 of the Delaware General Corporation Law also contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been our director or officer (or, at our request, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith. We also may obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

      The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of our director to refrain from self-dealing with respect us, improperly competing us or usurping our opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself. The foregoing also do not and will not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemized list of all expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other then underwriting discounts and commissions and non-accountable expenses.

SEC Registration Fee ...................         $    809.72
Printing and Engraving .................          * 5,000.00
Legal Fees and Expenses ................          *40,000.00
Accounting Fees and Expenses ...........          * 5,000.00
Transfer Agent Fees ....................          * 4,000.00
Miscellaneous Expenses .................          *20,190.28

       TOTAL ...........................                             $ 75,000.00

----------
*     Estimated.

Item 26. Sales of Unregistered Securities.

Item 27. Exhibits.

Number      Description

3.1         Articles of Incorporation of Registrant.
3.2         By-Laws of Registrant.
4.1         Specimen Common Stock Certificate.
5.1         Opinion of Mintz & Fraade, P.C.
23.1        Consent of Mintz & Fraade, P.C (Included in 5.1)
23.2        Consent of Daskal, Bolton, Manela, Devlin & Co.
24.1 Power of Attorney (set forth on the signature page of this Registration Statement).

99.1 Joint Venture Agreement dated January 9, 2001 by and between Visitel Enterprises, Corp. and COA Development Corp.

Item 28. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registration pursuant to any of the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

            (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) reflect in this prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and not withstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) Include any additional or changed material information with respect to the plan of distribution.

      (2) For determining any liability under the Securities Act, treat post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

The Registrant hereby further undertakes that it will:

(1) For determining any liability under Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

(2) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorize this registration statement to be signed on our behalf by the undersigned, in Boca Raton, State of Florida, on August 21, 2001.

                                                Visitel Enterprises Corp.


                                                By: /s/ Thad Pryor
                                                    ----------------------------
                                                        Thad Pryor, President

                            VISITEL ENTERPRISES CORP.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                      PERIOD FROM JUNE 1, 2000 (INCEPTION)
                         THROUGH SEPTEMBER 30, 2000 AND
                   FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                 JUNE 1, 2000 (INCEPTION) THROUGH JUNE 30, 2001

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report .................................... F-2

Financial Statements:

Audited Balance Sheets as of June 30, 2001 and
September 30, 2000............................................... F-3

Audited Statements of Operations, for the periods from
October 1, 2000 through June 30, 2001, June 1, 2000 (Inception)
through September 30, 2000, and June 1, 2000 (Inception)
through June 30, 2001 ........................................... F-4; F-5

Audited Statement of Stockholders' Equity, for the period
from June 1, 2000 (Inception) through June 30, 2001.............. F-6

Audited Statements of Cash Flows, for the periods from
October 1, 2000 through June 30, 2001, June 1, 2000
(Inception) through September 30, 2000, and June 1, 2000
(Inception) through June 30, 2001 and for the nine months
ended June 30, 2001.............................................. F-7

Notes to Financial Statements.................................... F-8; F-9; F-10

[LETTERHEAD OF DASZKAL BOLTON MANELA DEVLIN & CO. CERTIFIED PUBLIC ACCOUNTANTS]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Visitel Enterprises Corp.

We have audited the accompanying balance sheets of Visitel Enterprises Corp. (a development stage company) as of June 30, 2001 and September 30, 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the periods from October 1, 2000 through June 30, 2001, June 1, 2000 (inception) through September 30, 2000, and June 1, 2000 (inception) through June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visitel Enterprises Corp. (a development stage company) as of June 30, 2001 and September 30, 2000 and the results of its operations and its cash flows for the periods from October 1, 2000 through June 30, 2001, June 1, 2000 (inception) through September 30, 2000, and June 1, 2000 (inception) through June 30, 2001 in conformity with generally accepted accounting principles.


                                          /s/ DASZKAL BOLTON MANELA DEVLIN & CO.

Boca Raton, Florida
August 9, 2001

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
BALANCE SHEETS

================================================================================

                                                                       June 30,    September 30,
                                                                         2001           2000
                                                                      ---------    -------------
                                     ASSETS

Current assets:
    Cash                                                              $     498       $    40
    Due from related parties                                             10,000            --
                                                                      ---------       -------
       Total current assets                                              10,498            40

Investment                                                               97,064            --
                                                                      ---------       -------

       Total assets                                                   $ 107,562       $    40
                                                                      =========       =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Advances from related parties                                     $   5,122       $ 2,734
                                                                      ---------       -------

Stockholders' equity:
    Preferred stock, .01 par; 2,000,000 shares authorized                    --            --
    Common stock, $.001 par value; 12,000,000 shares authorized,
      9,733,275 and 9,000,000 shares issued and outstanding               9,733         9,000
    Additional paid-in capital                                          177,833            --
    Subscriptions receivable                                                 --        (9,000)
    Deficit accumulated during the development stage                    (85,126)       (2,694)
                                                                      ---------       -------
           Total stockholders' equity                                   102,440        (2,694)
                                                                      ---------       -------

           Total liabilities and stockholders' equity                 $ 107,562       $    40
                                                                      =========       =======

                 See accompanying notes to financial statements.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

================================================================================

                                                                                 June 1, 2000
                                                                                   (Inception)        June 1, 2000
                                                           October 1, 2000             to              (Inception)
                                                                  to              September 30,            to
                                                            June 30, 2001             2000            June 30, 2001
                                                           ---------------       --------------       -------------
Revenues                                                     $        --           $        --           $     --

Expenses:
   Consulting                                                    (39,287)                   --            (39,287)
   Marketing                                                      (3,684)                 (450)            (4,134)
   Professional fees                                             (18,000)               (2,125)           (20,125)
   Travel                                                         (5,487)                   --             (5,487)
   Other expenses                                                 (9,276)                 (119)            (9,395)
                                                             -----------           -----------           --------
      Total expenses                                             (75,734)               (2,694)           (78,428)
                                                             -----------           -----------           --------

Loss from equity investment                                       (6,698)                   --             (6,698)
                                                             -----------           -----------           --------

Net loss                                                     $   (82,432)          $    (2,694)          $(85,126)
                                                             ===========           ===========           ========

Net loss per share (basic and diluted)                       $     (0.01)          $      0.00
                                                             ===========           ===========

Weighted average shares outstanding (basic and diluted)        9,485,807             9,000,000
                                                             ===========           ===========

                 See accompanying notes to financial statements.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM JUNE 1, 2000 (INCEPTION) THROUGH JUNE 30, 2001

================================================================================

                                                                                                          Deficit
                                                                                                         Accumulated
                                                       Common Stock          Additional                    During
                                                   ---------------------      Paid-In     Subscription   Development
                                                    Shares        Amount      Capital      Receivable       Stage           Total
                                                   ---------     ------      ----------   ------------   -----------      ---------
Balance at June 1, 2000 (Inception)                       --         --             --            --             --              --

Common stock issued                                9,000,000      9,000             --        (9,000)            --              --

Net loss for the period                                   --         --             --            --         (2,694)         (2,694)
                                                   ---------     ------      ---------       -------       --------       ---------

Balance at September 30, 2000                      9,000,000      9,000             --        (9,000)        (2,694)         (2,694)

Common stock issued for cash                         733,275        733        183,335            --             --         184,068

Costs associated with common stock issuance               --         --         (5,502)                                      (5,502)

Collection of subscription receivable                     --         --             --         1,689             --           1,689

Reduction of subscription receivable for services         --         --             --         7,311             --           7,311

Net loss for the period ended June 30, 2001               --         --             --            --        (82,432)        (82,432)
                                                   ---------     ------      ---------       -------       --------       ---------

Balance at June 30, 2001                           9,733,275     $9,733      $ 177,833       $    --       $(85,126)      $ 102,440
                                                   =========     ======      =========       =======       ========       =========

                 See accompanying notes to financial statements.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

================================================================================

                                                                                          June 1, 2000
                                                                              October 1,   (Inception)    June 1, 2000
                                                                                2000            to         (Inception)
                                                                                 to        September 30,       to
                                                                            June 30, 2001      2000       June 30, 2001
                                                                            -------------  -------------  -------------
Cash flows used by operating activities:
   Net loss                                                                   $ (82,432)      $(2,694)      $ (85,126)
   Adjustments to reconcile net loss to net cash
       used in operating activities:
          Loss from equity investment                                             6,698            --           6,698
          Reduction of advances for services and expenses                         8,023            --           8,023
          Reduction of stock subscription for services                            7,311            --           7,311
                                                                              ---------       -------       ---------
Net cash used in operating activities                                           (60,400)       (2,694)        (63,094)
                                                                              ---------       -------       ---------

Cash flows used by investing activities:
   Advances to related parties                                                  (59,635)           --         (59,635)
   Repayments by related parties                                                 29,000            --          29,000
   Investments in joint ventures                                                (79,365)           --         (79,365)
                                                                              ---------       -------       ---------
Net cash used by investing activities                                          (110,000)           --        (110,000)
                                                                              ---------       -------       ---------

Cash flows from financing activities:
   Proceeds from issuance of common stock, net                                  178,566            --         178,566
   Collection of subscription receivable                                          1,689            --           1,689
   Advance from related party                                                    96,491         2,734          99,225
   Repayments to related party                                                 (105,888)           --        (105,888)
                                                                              ---------       -------       ---------
Net cash provided by financing activities                                       170,858         2,734         173,592
                                                                              ---------       -------       ---------

Net increase in cash                                                                458            40             498
                                                                              ---------       -------       ---------

Cash at beginning of period                                                          40            --              --
                                                                              ---------       -------       ---------

Cash at end of period                                                         $     498       $    40       $     498
                                                                              =========       =======       =========

Supplemental disclosure of cash flows information:
   Non-cash transactions affecting investing activities:
       Increase in joint venture in exchange for reduction
          of advances to related party                                        $  20,635       $    --       $  20,635
                                                                              =========       =======       =========
       Investment in joint venture in exchange for note                       $   3,762       $    --       $   3,762
                                                                              =========       =======       =========
   Non-cash transactions affecting financing activities:
       Common stock issued for note                                           $      --       $ 9,000       $   9,000
                                                                              =========       =======       =========

                 See accompanying notes to financial statements.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 1 - DESCRIPTION OF BUSINESS AND DEVELOPMENT STAGE RISK

Visitel Enterprises Corp. (the "Company") is a development stage Delaware corporation organized in June of 2000. The Company is a partner in a joint venture, with a company to which it is related through common ownership and management, that will develop child care facilities, with an initial concentration in northeastern United States, for the purpose of selling them to third-party operators at some point during the development process or after the facility opens. The joint venture agreement calls for Visitel to have the right to receive up to a 50% interest in each facility that is developed by agreeing to pay its pro rata share of all the expense regarding such facility.

The Company has made no product sales to date. Since its inception, the Company has been dependent upon the receipt of capital investment or other financing to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's product development will be successfully completed or that it will be a commercial success. Further, the Company is dependent upon certain related parties to provide continued funding and capital resources.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Investment

The Company uses the equity method of accounting for investments when the Company has a significant influence over the operations of the investee but lacks control.

NOTE 3 - INVESTMENT AND SUBSEQUENT EVENT

In December 2000, the Company entered in to a joint venture as a 50% partner with COA Development Corp. (Visitel joint venture). COA Development is a related party through common ownership and management. The Visitel joint venture will develop child care facilities for the purpose of selling them at some point during the development process or after the facility opens. The joint venture may also decide to retain the property and become the landlord for a related party or an unrelated third party operator of the centers. The first site that opened in April 2001, referred to as Doc Stone Commons is being leased to a related party.

The Visitel joint venture agreement calls for Visitel to have the right to receive up to a 50% interest of COA Development's ownership in each facility that is developed. In exchange for the interest Visitel agreed to pay its pro rata share of all the expense regarding such facilities. COA Development's interest in Doc Stone Commons, and in the other sites currently being developed, is 50% as it is a partner in a joint venture (COA joint venture) with an unrelated third party. Therefore, Visitel has a 25% indirect interest in the COA joint venture.

The Visitel joint venture did not have sales for the period ended June 30, 2001. Visitel's 50% allocated portion of the loss incurred by the Visitel joint venture was $6,698 for the nine months ended June 30, 2001. At June 30, 2001 the Visitel joint venture had $194,129 in total assets and did not have any liabilities. Of the $194,129 in total assets, $20,000 represents investments made on future sites under development; the remaining $174,129 represents the 50% investment in the COA joint venture.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 3 - INVESTMENT AND SUBSEQUENT EVENT, CONTINUED

Visitel's loss on its investment in the Visitel joint venture represents 50% of the loss COA Development incurred from its investment in the COA joint venture. COA Development's 50% allocated portion of the loss incurred by the COA joint venture represented rental revenue of $12,570 less operating expenses of $3,091, depreciation and amortization of $4,214, and interest expense of $18,667, which resulted in a net loss of $13,402 for the nine months ended June 30, 2001. The COA joint venture had total assets of $1,852,587 and total liabilities of $1,504,329 as of June 30, 2001 and a net loss of $26,804 for the nine months ended June 30, 2001.

The investment account reflects the Company's 50% interest in the Visitel joint venture and had a balance of $97,064 at June 30, 2001.

Subsequent Event

On July 1, 2001, the Company acquired a 50% direct interest in the COA joint venture and, simultaneously, sold its 50% interest in the Visitel joint venture facility known as Doc Stone Commons. These transactions resulted in the Company and COA Development directly owning 50% each of the joint venture now called Tren Properties, L.C. The Company no longer owns a 25% indirect interest in the COA joint venture.

The Company assumed liabilities of $181,124 for the purchase of the 50% direct interest in the COA joint venture. The Company will use the equity method of accounting for this investment as it has significant influence over the operations of the investee, but lacks control.

The Company sold its 50% interest of the Visitel joint venture (25% indirect interest in the COA joint venture) that related to the Doc Stone Commons facility for $87,064, to COA Development Corp.

NOTE 4 - COMMON STOCK AND SUBSEQUENT EVENT

In November of 2000 the Company commenced a stock offering under Regulation S of $.001 par value common stock at a minimum price of $.25 per share. During the nine months ended June 30, 2001 the Company issued 733,275 shares for a total amount of $178,566, net of costs incurred of $5,502. The Company is continuing the offering of common stock.

The Company reduced the subscription receivable that existed at September 30, 2000 in the amount of $7,311 in exchange for services provided by a shareholder. These services related to advising the Company on start up operations and researching different sources of funding.

Subsequent Event

Subsequent to the date of the balance sheet the Company has issued an additional 5,600 shares of common stock for a total of $1,400, net of costs incurred, under the offering described above.

In August 2001, the Company increased the number of authorized common stock from 12,000,000 shares to 20,000,000 shares.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 5 - RELATED PARTY

During the nine months ended June 30, 2001 the Company executed a non-interest bearing demand note with a company related by common management and shareholders. Under the terms of this note the Company loaned the related party $39,000 and received repayments of $29,000. At June 30, 2001, the related party owed the Company $10,000. In August 2001 this note was converted to a note receivable for up to $500,000, based on the needs of the related party. The note charges an interest rate of 6% per annum on the outstanding balance of principal as of August 31, 2001. The entire principal and any unpaid interest amounts are due on September 30, 2001. The Company has not loaned any additional funds to the related party subsequent to the date of the balance sheet.

A shareholder of the Company provides financial and accounting services to the Company for a monthly fee of $1,500. During the nine months ended June 30, 2001 the Company paid the shareholder $27,477 for these services. As of June 30, 2001 there were no outstanding invoices due to the shareholder.

During the periods ended June 30, 2001 and September 30, 2000 the above referenced shareholder paid for operating expenses on behalf of the Company in the amount of $23,169 and $2,634, respectively. The Company made payments to the shareholder for these expenses in the amount of $24,443 during the period ended June 30, 2001. As of September 30, 2000, and June 30, 2001 the Company owed the related party $2,634 and $1,360, respectively, for these expenses.

During the periods ended June 30, 2001 and September 30, 2000 the above referenced shareholder advanced the Company $73,322 and $100, respectively. During the periods ended June 30, 2001 and September 30, 2000 the Company made repayments in the amount of $73,422 and $0, respectively. The Company advanced the same shareholder $8,023 during the period ended June 30, 2001 and accepted repayment of $4,500 in the form of services provided by the shareholder and $3,523 in the form of operating expenses paid for on behalf of the Company.

During the nine months ended June 30, 2001 the Company advanced $20,635 to its partner in the joint, venture, COA Development. In exchange for reducing the amount owed the Company, COA Development advanced $20,635 to the joint venture, on behalf of the Company. COA Development made payments to the joint venture on behalf of the Company in the amount of $3,762 during the period ended June 30, 2001. The Company owes COA Development $3,762 as of June 30, 2001.

NOTE 6 - INCOME TAXES

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities did not give rise to significant portions of deferred taxes at September 30, 2000 and June 30, 2001.

As of June 30, 2001 and September 30, 2000, the Company had an unused net operating loss carry forward of approximately $78,300 and $2,600, respectively, available for use on its future corporate federal tax returns. The Company's evaluation of the tax benefit of its net operating loss carry forward is presented in the following table. The tax amounts have been calculated using the Company's effective income tax rate resulting from the use of graduated rates.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 6 - INCOME TAXES, CONTINUED

                                                      June 30,     September 30,
                                                        2001           2000
                                                      --------     -------------
Deferred tax asset:
    Tax benefit of net operating loss carry forward   $ 28,022         $ 975

Valuation allowance:
    Beginning balance                                     (975)           --
         Increase during the year                      (27,047)         (975)
                                                      --------         -----
    Ending balance                                     (28,022)         (975)
                                                      --------         -----
Net deferred taxes                                    $     --         $  --
                                                      ========         =====

      Fiscal Year Loss Originated                   Year Expiring
      ---------------------------                   -------------

          September 30, 2000                            2015
          September 30, 2001                            2016